EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Completion of 1-for-3 Reverse Stock Split

NEW YORK, February 28, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that its previously announced 1-for-3 reverse stock split of common stock and outstanding units became effective today at 5:00 p.m. EST (the “Effective Time”). GNL’s common stock will continue to trade on the New York Stock Exchange under the symbol “GNL” under its new CUSIP number: 379378 201.

At the Effective Time, every three issued and outstanding shares of common stock were converted into one share of common stock and every three operating partnership units were converted into one operating partnership unit. As a result of the reverse stock split, the number of outstanding shares of GNL’s common stock was reduced from approximately 199.0 million to approximately 66.3 million.

As previously announced, the split will not affect the timing of the payment of GNL’s March dividend, which will continue to be paid on March 15, 2017 to stockholders of record at the close of business on March 8, 2017. Stockholders of record will receive the same March dividend payment but adjusted to reflect the reverse stock split equal to $0.1775 per share.

No fractional shares or operating partnership units were issued in connection with the reverse stock split. Instead, cash will be paid in lieu of any fractional share that would have otherwise resulted from the reverse stock split. No payments were made in respect of any fractional operating partnership units. The reverse share split applied to all of GNL’s outstanding common shares of common stock and therefore did not affect any stockholder’s relative ownership percentage. Stockholders will receive information from GNL’s transfer agent regarding their stockholdings following the reverse stock split as well as any cash in lieu payments that may result from the reverse stock split. Stockholders were not required to take any action to effectuate the exchange of their stock.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K, and in future filings with the SEC. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500